As filed with the Securities and Exchange Commission on September 18, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Selective Insurance Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New Jersey	22-2168890
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

40 Wantage Avenue,
Branchville, NJ 07890
(973) 948-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael H. Lanza
Senior Vice President, General Counsel and Corporate Secretary
Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, NJ 07890
(973) 948-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Richard B. Aftanas
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
(212) 735-3000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement as determined by the Registrant

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post-effective amendment to a registration to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Proposed Maximum
Title of Each Class of Securities	Amount to be	Proposed Maximum	Aggregate Offering	Amount of
to be Registered	Registered	Offering Price Per Unit	Price	Registration Fee(2)
Common Stock, $2.00 par value, and the associated preferred share purchase rights (the “Common Stock”)(1)	—	—	—	—
Preferred Stock	—	—	—	—
Debt Securities	—	—	—	—
Warrants	—	—	—	—
Stock Purchase Contracts	—	—	—	—
Stock Purchase Units(3)	—	—	—	—

(1)	The preferred share purchase rights, which are attached to the shares of the common stock being registered hereunder, will be issued for no additional consideration.

(2)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder. Separate consideration may or may not be received for securities that are issuable upon exercise, settlement, conversion or exchange of other securities or that are issued in units with other securities registered hereunder. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

(3)	Each Stock Purchase Unit will consist of (a) a Stock Purchase Contract, under which the holder, upon settlement, will purchase an indeterminate number of shares of Common Stock and (b) either a beneficial interest in Debt Securities, Preferred Stock or debt obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the Stock Purchase Units. Each beneficial interest will be pledged to secure the obligation of the holder to purchase the Common Stock. No separate consideration will be received for the Stock Purchase Contracts or the related beneficial interest.

PROSPECTUS

Common Stock, Preferred Stock, Debt Securities, Warrants,
Stock Purchase Contracts and Stock Purchase Units
of Selective Insurance Group, Inc.

From time to time, we may offer and sell:

•	common stock,

•	preferred stock,

•	debt securities,

•	warrants,

•	stock purchase contracts, and

•	stock purchase units.

We will file prospectus supplements and may provide other offering materials that furnish specific terms of the securities to be offered under this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, investment considerations and the agents, dealers or underwriters, if any, to be used in connection with the sale of the securities. A prospectus supplement may also add, change or update information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement or other offering materials carefully before you invest.

You should carefully consider the risks of an investment in our securities. Risk Factors begin on page 2.

Selective’s common stock is listed on the NASDAQ Global Select Market under the trading symbol “SIGI.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 18, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement and may provide other offering materials that will contain specific information about the terms of that offering. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), and, therefore, file reports and other information with the Securities and Exchange Commission. Our file number with the Securities and Exchange Commission is 000-08641. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition and results of operations may have changed since then.

In this prospectus, we use the terms “Selective,” the “Company,” “we,” “us” and “our” to refer to Selective Insurance Group, Inc.

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SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read all of the information in this prospectus along with the other information and financial statements we refer you to in the section “Where You Can Find More Information” appearing at the end of this document.

Selective Insurance Group, Inc.

Selective Insurance Group, Inc. offers property and casualty insurance products and diversified insurance products through its various subsidiaries.

Selective classifies its businesses into three operating segments:

•	Insurance Operations, which write commercial lines and personal lines property and casualty insurance through independent insurance agents, mainly in 20 states in the Eastern and Midwestern regions of the United States;

•	Investments; and

•	Diversified Insurance Services, which provide human resource administration outsourcing products and federal flood insurance administrative products and services.

Selective conducts its insurance operations, manages its investments and administers federal flood insurance products and services through one or more of the following subsidiaries:

•	Selective Insurance Company of America;

•	Selective Way Insurance Company;

•	Selective Auto Insurance Company of New Jersey;

•	Selective Insurance Company of the Southeast;

•	Selective Insurance Company of South Carolina;

•	Selective Insurance Company of New York; and

•	Selective Insurance Company of New England.

Selective was incorporated in New Jersey in 1977 to acquire all of the shares of Selective Insurance Company of America, formerly named “Selected Risks Insurance Company.”

Because Selective is a holding company, Selective relies on its subsidiaries for cash to pay its obligations and dividends to the Company’s stockholders. State insurance laws and regulations, as administered by state insurance departments, restrict how much money its insurance subsidiaries may distribute to the Company.

Selective’s principal executive offices are located at 40 Wantage Avenue, Branchville, New Jersey 07890 and Selective’s telephone number is (973) 948-3000.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will use the net proceeds from the sale of securities for general corporate purposes.

RISK FACTORS

Certain risk factors exist that can have a significant impact on Selective’s business, results of operations, and financial condition. The impact of these risk factors could also impact certain actions that Selective takes as part of its long-term capital strategy including, but not limited to, contributing capital to subsidiaries in its insurance operations and diversified insurance services segments, issuing additional debt and/or equity securities, repurchasing shares of the Company’s common stock, or increasing stockholders’ dividends.

The following list of risk factors is not exhaustive and others may exist. Selective operates in a continually changing business environment, and new risk factors emerge from time to time. Consequently, Selective can neither predict such new risk factors nor assess the impact, if any, they might have on its business in the future.

The property and casualty insurance industry is cyclical.

Historically, the results of the property and casualty insurance industry have experienced significant fluctuations due to high levels of competition, economic conditions, interest rates, and other factors. During 2006, commercial lines premium pricing, excluding exposure, has been down slightly compared to 2005 when pricing was flat. Commercial lines premium pricing increased from 2001 to 2004 after having declined for several years prior. The industry’s profitability also is affected by unpredictable developments, including:

•	Natural and man-made disasters;

•	Fluctuations in interest rates and other changes in the investment environment that affect investment returns;

•	Inflationary pressures (medical and economic) that affect the size of losses;

•	Judicial decisions that affect insurers’ liabilities;

•	Pricing and availability of reinsurance in the marketplace; and

•	Weather-related impacts, including the effects of global warming trends.

Selective may be adversely affected by catastrophes and weather-related events.

Results of property and casualty insurers are subject to weather and other conditions. While one year may be relatively free of major weather or other disasters, another year may have numerous such events causing results to be materially worse than other years. Selective’s insurance subsidiaries have experienced catastrophe losses and we expect them to experience such losses in the future.

Various natural and man-made events can cause catastrophes, including, but not limited to hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, and fires. The frequency and severity of these catastrophes are inherently unpredictable. The extent of losses from a catastrophe is determined by the severity of the event and the total amount of insured exposures in the area affected by the event. Although catastrophes can cause losses in a variety of property and casualty lines, most of the catastrophe-related claims of Selective’s insurance subsidiaries historically have been related to commercial property and homeowners coverages. Selective’s property and casualty insurance business is concentrated geographically in the Eastern and Midwestern regions of the United States. As of June 30, 2006, the State of New Jersey accounted for approximately 33% of the Company’s total net premiums written.

Selective’s insurance subsidiaries seek to reduce their exposure to catastrophe losses through the purchase of catastrophe reinsurance. Reinsurance, however, may prove inadequate if:

•	The modeling software used to analyze the insurance subsidiaries’ risk proves inadequate; or

•	A major catastrophic loss exceeds the reinsurance limit or the reinsurers’ financial capacity; or

•	The frequency of catastrophe losses result in Selective lacking reinsurance cover after having used its available reinstatements under one or more of its reinsurance treaties.

Acts of terrorism may not be covered by, or may exceed, reinsurance limits.

On November 26, 2002, the Terrorism Risk Insurance Act of 2002 (“TRIA”) was signed into law. TRIA was amended in December 2005 to be in effect through December 31, 2007. TRIA requires sharing the risk of future losses from terrorism between private insurers and the federal government, and is applicable to almost all commercial lines of insurance. Insurance companies with direct commercial insurance exposure in the United States are required to participate in this program. TRIA rescinded all previously approved exclusions for terrorism. Policyholders for non-workers compensation policies have the option to accept or decline the terrorism coverage Selective offers in its policies, or negotiate other terms. In 2005, approximately 90% of Selective’s commercial non-workers compensation policyholders purchased terrorism coverage. The terrorism coverage is mandatory for all workers compensation primary policies.

In addition, ten of the twenty primary states in which Selective’s insurance subsidiaries write commercial property coverage mandate the coverage of fire following an act of terrorism. These provisions apply to new policies written after the enactment of TRIA. A terrorism act must be certified by the Secretary of Treasury in order to be covered by TRIA. TRIA limits the certified losses to “international terrorism” defined as an act committed on behalf of any foreign person or foreign interest in which the damage from the event is in excess of $50 million in 2006 and $100 million in 2007, and the event was not committed in the course of a war declared by the United States. Each participating insurance company will be responsible for paying out a certain amount in claims (a deductible) before federal assistance becomes available. This deductible, which is equal to $160 million for Selective in 2006, is based on a percentage of commercial lines direct earned premiums for lines subject to TRIA from the prior calendar year. For losses above an insurer’s deductible, the federal government will cover 90%, while the insurer contributes 10%.

Although the provisions of TRIA will serve to mitigate Selective’s exposure in the event of a large-scale terrorist attack, the Company’s deductible is substantial. In addition, it is uncertain whether TRIA will be extended past its current termination date of December 2007 and, therefore, it may not be a permanent solution. Selective continues to monitor concentrations of risk and has purchased a separate terrorism treaty to supplement its protection to this highly unknown exposure.

Selective’s reserves may not be adequate to cover actual losses and expenses.

Selective is required to maintain loss reserves for its estimated liability for losses and loss expenses associated with reported and unreported insurance claims for each accounting period. From time to time, Selective adjusts reserves and, if the reserves are inadequate, the Company will be required to increase reserves. An increase in reserves: (1) reduces net income and stockholders’ equity for the period in which the deficiency in reserves is identified, and (2) could have a material adverse effect on Selective’s results of operations, liquidity, financial condition and financial strength, and debt ratings. Selective’s estimates of reserve amounts are based on facts and circumstances of which we are aware, including our expectations of the ultimate settlement and claim administration expenses, predictions of future events, trends in claims severity and frequency, and other subjective factors. There is no method for precisely estimating the Company’s ultimate liability for settlement of claims. Selective regularly reviews its reserving techniques and its overall amount of reserves. Selective also reviews:

•	Information regarding each claim for losses;

•	The Company’s loss history and the industry’s loss history;

•	Legislative enactments, judicial decisions and legal developments regarding damages;

•	Changes in political attitudes; and

•	Trends in general economic conditions, including inflation.

Selective cannot be certain that the reserves it establishes are adequate or will be adequate in the future.

Selective is heavily regulated in the states in which it operates.

Selective is subject to extensive supervision and regulation in the states in which its insurance and human resources administration outsourcing subsidiaries transact business. The primary purpose of insurance regulation is to protect individual policyholders and not shareholders or other investors. Selective’s business can be adversely affected by regulations affecting property and casualty insurance companies. For example, laws and regulations can lead to mandated reductions in rates to levels that Selective does not believe are adequate for the risks it insures. Other laws and regulations limit the ability of Selective’s insurance subsidiaries to cancel or refuse to renew policies and require them to offer coverage to all consumers. Changes in laws and regulations, or their interpretations, pertaining to insurance may also have an impact on Selective’s business. Selective’s concentration of business may expose the Company to increased risks of regulatory matters in the states in which its insurance subsidiaries write insurance that are greater than the risks of having business in a greater number of geographic markets.

Although the federal government does not directly regulate the insurance industry, federal initiatives, from time to time, can also impact the insurance industry. Proposals intended to control the cost and availability of healthcare services have been debated in the U.S. Congress and state legislatures. Although Selective’s insurance subsidiaries neither write health insurance nor assume any healthcare risk, rules affecting healthcare services can affect workers compensation, commercial and personal automobile, liability, and other insurance that they do write. The Company cannot determine whether, or in what form, healthcare reform legislation may be adopted by the U.S. Congress or any state legislature. Selective also cannot determine the nature and effect, if any, that the adoption of healthcare legislation or regulations, or changing interpretations, at the federal or state level would have on the Company.

Examples of insurance regulatory risks include:

Automobile Insurance Regulation

In 1998, New Jersey instituted an Urban Enterprise Zone (“UEZ”) Program, which requires New Jersey auto insurers to have a market share in certain urban territories that is in proportion to their statewide market share. Due to mandated urban rate caps, the premiums on these UEZ policies are typically insufficient to cover losses. Although the law that imposed these urban rate caps was repealed in 1998, the caps continue to be enforced by the New Jersey Department of Banking and Insurance (“DOBI”).

From time to time, legislative proposals are passed and judicial decisions are rendered related to automobile insurance regulation, which could adversely affect Selective’s results of operation. For example, in 2005 the New Jersey Supreme Court’s decision eliminated the application of the serious life impact standard to personal automobile bodily injury liability cases under the verbal tort threshold of New Jersey’s Automobile Insurance Cost Reduction Act. This now allows claimants to file lawsuits for non-economic damages without proving that the injuries sustained had a serious impact on their life.

Workers Compensation Insurance Regulation

Because certain of Selective’s insurance subsidiaries voluntarily write workers compensation insurance, such subsidiaries are required by state law to support the involuntary market. Insurance companies that underwrite voluntary workers compensation insurance can either directly write involuntary coverage, which is assigned by state regulatory authorities, or participate in a sharing arrangement, where the business is written by a servicing carrier and the profits or losses of that serviced business are shared among the participating insurers. Selective’s insurance subsidiaries that write workers compensation insurance currently participate through a sharing arrangement in all states, except New Jersey, where certain of Selective’s insurance subsidiaries currently write involuntary coverage directly. Historically, workers compensation business has been unprofitable whether written directly or handled through a sharing arrangement. Additionally, Selective’s insurance subsidiaries that write workers compensation insurance are required to provide workers compensation benefits for losses arising from acts of terrorism under their workers compensation policies. The impact of any terrorist act is unpredictable, and the ultimate impact on Selective will depend upon the nature, extent, location and timing of such an act. Any such impact on Selective could be material.

Homeowners Insurance Regulation

Selective is subject to regulatory provisions that are designed to address potential availability and/or affordability problems in the homeowners property insurance marketplace. Involuntary market mechanisms, such as the New Jersey Insurance Underwriting Association (“New Jersey FAIR Plan”), generally result in assessments to the Company. The New Jersey FAIR Plan writes fire and extended coverage on homeowners for those individuals unable to secure insurance elsewhere. Insurance companies that voluntarily write homeowners insurance in New Jersey are assessed a portion of any deficit from the New Jersey FAIR Plan based on their share of the voluntary market. Similar involuntary plans exist in most other states where Selective’s insurance subsidiaries operate.

Flood Insurance Regulation

The Federal Government’s National Flood Insurance Program (“NFIP”), currently covers flooding caused by storm surge where water is pushed toward the shore by the force of the winds swirling around a storm. If this federal program is modified in an unfavorable manner whereby flooding related to storm surge is no longer covered or is required to be covered by homeowners policies, such modification could have a material adverse effect on Selective’s flood and/or homeowners results.

Selective may be adversely impacted by a change in its ratings.

Insurance companies are subject to financial strength ratings produced by external rating agencies, based upon factors relevant to policyholders. Ratings are not recommendations to buy, hold, or sell any of Selective’s securities. Higher ratings generally indicate financial stability and a strong ability to pay claims.

Selective depends on independent insurance agents and other third party service providers.

Selective markets and sells its insurance products through independent, non-exclusive insurance agencies and brokers. Agencies and brokers are not obligated to promote its insurance products, and they may also sell the insurance products of the Company’s competitors. As a result, Selective’s business depends in part on the marketing and sales efforts of these agencies and brokers. As Selective diversifies and expands its business geographically, the Company may need to expand its network of agencies and brokers to successfully market its products. If these agencies and brokers fail to market Selective’s products successfully, Selective’s business may be adversely impacted. Also, independent agents may decide to sell their businesses to banks, other insurance agencies, or other businesses. Agents with one of Selective’s appointments may decide to buy other agents. Changes in ownership of agencies or expansion of agencies through acquisition could adversely affect an agency’s ability to control growth and profitability, thereby adversely affecting Selective’s business.

In addition to independent insurance agents, Selective also relies on third party service providers to conduct a portion of its premium audits, loss control services and claims adjusting services. Selective’s human resources outsourcing business relies on third party service providers for products such as health coverage, flexible spending accounts, and 401(k) savings plans. If these third party service providers fail to perform their respective services and/or fail to provide their products successfully and/or accurately, Selective’s business may be adversely impacted.

Selective’s ability to reduce its exposure to risks depends on the availability and cost of reinsurance.

Selective transfers its risk exposure to other insurance and reinsurance companies through reinsurance arrangements. Through these arrangements, another insurer assumes a specified portion of the Company’s losses and loss adjustment expenses in exchange for a specified portion of the insurance policy premiums. The availability, amount, and cost of reinsurance depend on market conditions, which may vary significantly. Any decrease in the amount of Selective’s reinsurance will increase its risk of loss. Selective also faces credit risk with respect to reinsurance. The inability of any of the Company’s reinsurers to meet their financial obligations could materially and adversely affect our operations, as we remain primarily liable to our customers under the policies that we have reinsured.

Selective faces significant competition from other regional and national insurance companies, agents and from self-insurance.

Selective competes with both regional and national property and casualty insurance companies, including those that do not use independent agents and write directly with insureds. Many of these competitors are larger than Selective and have greater financial, technical, and operating resources. Because Selective sells its coverages through independent insurance agents who also are agents of its competitors, Selective faces competition within each of its appointed independent insurance agencies.

The property and casualty insurance industry is highly competitive on the basis of both price and service. If Selective’s competitors price their products more aggressively, the Company’s ability to grow or renew its business as well as its profitability may be adversely impacted. There are many companies competing for the same insurance customers in the geographic areas in which Selective operates. The Internet has also emerged as a significant source of new competition, both from existing competitors and from new competitors.

Selective also faces competition, primarily in the commercial insurance market, from entities that self-insure their own risks. Many of Selective’s customers and potential customers are examining the benefits and risks of self-insuring as an alternative to traditional insurance.

A number of new, proposed, or potential legislative or industry developments could further increase competition in the property and casualty insurance industry. These developments include:

•	The Gramm-Leach-Bliley Act, which could result in increased competition from new entrants to the insurance market, including banks and other financial service companies;

•	Programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative market types of coverage; and

•	Changing practices caused by the Internet, which has led to greater competition in the insurance business and, in some cases, greater expectations for customer service.

New competition from these developments could cause the supply or demand for insurance to change, which could adversely affect Selective’s results of operations and financial condition.

Selective is a holding company, and its subsidiaries may have a limited ability to declare dividends, and thus may not have access to the cash that is needed to meet its cash needs.

Substantially all of Selective’s operations are conducted through its subsidiaries. Restrictions on the ability of the Company’s subsidiaries, particularly the insurance subsidiaries, to pay dividends or make other cash payments to Selective may materially affect its ability to pay principal and interest on its indebtedness and dividends on its common stock.

Under the terms of Selective’s debt agreements and financial solvency laws affecting insurers, the Company’s subsidiaries are permitted to incur indebtedness up to certain levels that may restrict or prohibit the making of distributions, the payment of dividends, or the making of loans by the subsidiaries to Selective. The Company cannot assure that the agreements governing the current and future indebtedness of its subsidiaries will permit such subsidiaries to provide Selective with sufficient dividends, distributions, or loans to fund its cash needs. Sources of funds for the insurance subsidiaries primarily consist of premiums, investment income, and proceeds from sales and redemption of investments. Such funds are applied primarily to payment of claims, insurance operating expenses, income taxes and the purchase of investments, as well as dividends and other payments.

Selective’s insurance subsidiaries may declare and pay dividends to Selective only if they are permitted to do so under the insurance regulations of their respective state of domicile. All of the states in which Selective’s insurance subsidiaries are domiciled regulate the payment of dividends. Some states, including New Jersey, North Carolina, and South Carolina, require that Selective give notice to the relevant state insurance commissioner prior to its insurance subsidiaries declaring any dividends and distributions payable to Selective. During the notice period, the state insurance commissioner may disallow all or part of the proposed dividend upon determination that: (1) the insurer’s surplus is not reasonable in relation to its liabilities and adequate to its financial needs and those of the policyholders, or (2) in the case of New Jersey, the insurer is otherwise in a hazardous financial condition. In addition, insurance regulators may block dividends or other payments to affiliates that would otherwise be permitted without prior approval upon determination that, because of the financial condition of the insurance subsidiary or otherwise, payment of a dividend or any other payment to an affiliate would be detrimental to an insurance subsidiary’s policyholders or creditors. Selective’s subsidiary, Selective HR Solutions, Inc. (collectively with its subsidiaries, “SHRS”), may also declare and pay dividends. Potential dividends are restricted only by the operating needs of SHRS.

Class action litigation could affect Selective’s business practices and financial results.

Selective’s industries have been the target of class action litigation in areas including the following:

•	After-market crash parts;

•	Urban homeowner underwriting practices;

•	Health maintenance organization practices; and

•	Discounting and payment of personal injury protection claims.

A change in Selective’s market share in New Jersey could adversely impact the results in its private passenger automobile business.

New Jersey insurance regulations require New Jersey auto insurers to involuntarily write private passenger automobile insurance for individuals who are unable to obtain insurance in the voluntary market. These policies are priced according to a separate rating scheme that is established by the assigned risk plan and subject to approval by DOBI. The amount of involuntary insurance an insurer must write in New Jersey depends on the insurer’s statewide market share — the greater the market share the more involuntary coverage the insurer is required to write. The underwriting of involuntary personal automobile insurance in New Jersey has been historically unprofitable.

Selective depends on key personnel.

To a large extent, the success of Selective’s businesses is dependent on its ability to attract and retain key employees, in particular its senior officers, key management, sales, information systems, underwriting, claims, human resources outsourcing, and corporate personnel. Competition to attract and retain key personnel is intense. While Selective has employment agreements with a number of key managers, the Company generally does not have employment contracts with its employees and cannot ensure that it will be able to attract and retain key personnel.

Selective’s investments support its operations and provide a significant portion of its revenues and earnings.

Like many other property and casualty insurance companies, Selective depends on income from its investment portfolio for a significant portion of its revenues and earnings. Any significant decline in the Company’s investment income as a result of falling interest rates, decreased dividend payment rates, or general market conditions would have an adverse effect on its results. Fluctuations in interest rates cause inverse fluctuations in the market value of the Company’s debt portfolio. Any significant decline in the market value of its investments, excluding its held-to-maturity investments, would reduce the Company’s stockholders’ equity and its policyholders’ surplus, which could impact the Company’s ability to write additional premiums. In addition, Selective’s notes payable are subject to certain debt-to-capitalization restrictions, which could also be impacted by a significant decline in investment values.

Selective faces risks as a servicing carrier in the Write-Your-Own program, of the United States government’s NFIP Program.

Flood insurance is offered through the NFIP, which is covered by the Federal Emergency Management Agency, under the U.S. Department of Homeland Security. During 2005, the destruction caused by Hurricanes Katrina and Rita stressed the NFIP with flood losses in excess of $20 billion. Selective anticipates that given such losses, the present and future of the NFIP will be critically evaluated with a focus on easing the costs of the program. If this federal program is modified in a manner unfavorable to the Company, it could have a material adverse effect on its flood business.

Selective employs anti-takeover measures that may discourage potential acquirors and could adversely affect the value of its common stock.

Selective owns all of the shares of stock of its insurance subsidiaries domiciled in the states of New Jersey, New York, North Carolina, South Carolina, and Maine. State insurance laws require prior approval by state insurance departments of any acquisition or control of a domestic insurance company or of any company that controls a domestic insurance company. Any purchase of 10% or more of Selective’s outstanding common stock would require prior action by all or some of the insurance commissioners of these states.

Other factors also may discourage, delay or prevent a change of control of Selective, including among others provisions, in the Company’s certificate of incorporation, as amended, relating to:

•	Supermajority voting and fair price for the Company’s business combinations;

•	Staggered terms for the Company’s directors;

•	Supermajority voting requirements to amend the foregoing provisions;

•	The Company’s stockholder rights plan;

•	Guaranteed payments that must be made to the Company’s officers upon a change of control; and

•	The ability of the Company’s board of directors to issue “blank check” preferred stock.

The New Jersey Shareholders Protection Act provides that Selective, as a New Jersey corporation, may not engage in business combinations specified in the statute with a shareholder having indirect or direct beneficial ownership of 10% or more of the voting power of the Company’s outstanding stock (an interested shareholder) for a period of five years following the date on which the shareholder became an interested shareholder, unless the business combination is approved by the board of directors of the corporation before the date the shareholder became an interested shareholder. These provisions also could have the effect of depriving Selective stockholders of an opportunity to receive a premium over the prevailing market price if a hostile takeover were attempted and may adversely affect the value of the Company’s common stock.

Selective faces risks from technology-related failures.

Selective’s businesses are increasingly dependent on computer and Internet-enabled technology. The Company’s inability to anticipate or manage problems with technology associated with scalability, security, functionality or reliability could adversely affect its ability to write business and service accounts, and could adversely impact its results of operations and financial conditions.

Selective faces risks in the human resources outsourcing business.

The operations of SHRS are affected by numerous federal and state laws and regulations relating to employment matters, benefits plans and taxes. In performing services for its clients, SHRS assumes some obligations of an employer under these laws and regulations. Regulation in the human resources outsourcing business is constantly evolving, which could result in the modification of laws and regulations from time to time. Selective is unable to predict what additional government initiatives, if any, affecting SHRS’s business may be promulgated in the future. Consequently, the Company is also unable to predict whether SHRS will be able to adapt to new or modified regulatory requirements or obtain necessary licenses and government approvals.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Selective consists of 180,000,000 shares of common stock, $2.00 par value, and 5,000,000 shares of preferred stock, without par value. As of June 30, 2006, there were issued and outstanding 29,172,974 shares of common stock. Selective had no preferred stock issued and outstanding.

The following is a description of the material terms of Selective’s capital stock:

Common Stock

All shares of Selective’s common stock have equal rights. The holders of shares of Selective’s common stock, subject to the preferential rights of the holders of any shares of the Company’s preferred stock, are entitled to dividends when and as declared by the Board. The holders of Selective’s common stock have one vote per share on all matters submitted to a vote of its stockholders and the right to its net assets in liquidation after payment of any amounts due to creditors and any amounts due to the holders of the Company’s preferred stock. Holders of shares of Selective’s common stock are not entitled as a matter of right to any preemptive or subscription rights and are not entitled to cumulative voting for directors. All outstanding shares of Selective’s common stock are fully paid and nonassessable.

Selective’s By-laws provide that the annual meeting of stockholders shall be held on the first Friday in May of each year at Selective Insurance Group, Inc.’s principal office or at such other time, date and place as is designated by the Board. A written notice of meeting must be given to each stockholder at least ten days before the meeting.

The transfer agent and registrar for Selective’s common stock is Wells Fargo Shareowner Services, P.O. Box 64854, St. Paul, Minnesota 55164-0854.

Preferred Stock

Under Selective’s certificate of incorporation, the Company is authorized to issue up to 5,000,000 shares of preferred stock in one or more series with the designations and the relative voting, dividend, liquidation, conversion, redemption and other rights and preferences fixed by the Board. The Board can issue preferred stock without any approval by Selective’s stockholders.

On November 3, 1989, the Board created a series of preferred stock designated as Series A Junior Preferred Stock. Selective has reserved 300,000 shares of Series A Junior Preferred Stock for issuance under its stockholder rights plan, which is described below.

Stockholder Rights Plan

Selective has a stockholder rights plan. Under its stockholder rights plan, each stockholder has one right for each share of the Company’s common stock it holds. Each right entitles its holder to purchase from Selective one two-hundredth of a share of Series A Junior Preferred Stock at a purchase price of $80.00. Selective has the authority to adjust the rights to prevent dilution of the interests represented by each right. The rights agreement between Selective and Wells Fargo Bank, National Association, successor to First Chicago Trust Company of New York, as rights agent, describes the terms of the rights.

Each outstanding share of Series A Junior Preferred Stock will be entitled to an aggregate preferential quarterly dividend of 100 times the dividend declared on a share of Selective’s common stock and an aggregate preferential liquidation payment of 100 times the payment made for a share of its common stock. Each outstanding share of Series A Junior Preferred Stock will have one vote, and each one two-hundredths of a share will have one two-hundredth of a vote, voting together with outstanding shares of common stock. In the event of a merger or other transaction in which shares of common stock are exchanged, each share of Series A Junior Preferred Stock will receive 100 times the amount received for each outstanding share of common stock.

The rights are attached to all outstanding shares of Selective’s common stock and trade with its common stock until they become exercisable. Selective will not distribute separate rights certificates. The rights will separate from the Company’s common stock and a distribution date will occur upon the earlier of:

(1) 10 days following the date of any public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Selective’s common stock, or

(2) 10 business days (or such later time as may be determined by action of the Board) following the commencement or announcement of a tender offer or exchange offer that would result in a person or group becoming the beneficial owner of 15% or more of the outstanding shares of Selective’s common stock.

Until the distribution date or earlier redemption, exchange or expiration of the rights:

(1) The rights will be evidenced by the common stock certificates and will be transferred with and only with those common stock certificates,

(2) New common stock certificates will contain a notation incorporating Selective’s rights agreement by reference, and

(3) The surrender for transfer of any certificates for common stock will also constitute the transfer of the rights associated with the common stock represented by those certificates.

The rights are not exercisable until the distribution date and will expire at the close of business on February 2, 2009 unless Selective redeems or exchanges them first as described below.

As soon as practicable after the distribution date, Selective will mail right certificates to holders of record of common stock as of the close of business on the distribution date. Thereafter, the separate right certificates alone will represent the rights. Except as otherwise determined by the Board, Selective will issue rights only with shares of its common stock issued before the distribution date.

If any person becomes the beneficial owner of 15% or more of the outstanding shares of Selective’s common stock, the Company will provide each right holder, other than the beneficial owner of 15% or more of the outstanding shares of Selective’s common stock, with the right to receive upon exercise of the right that number of shares of common stock having a market value of two times the exercise price of the right. In the event that, at any time following the stock acquisition date:

(1) Selective is acquired in a merger or other business combination transaction, or

(2) 50% or more of the Company’s assets or earning power is sold,

then each holder of a right shall thereafter have the right to receive, upon exercise of a right, common stock of the acquiring company having a market value equal to two times the exercise price of the right.

Selective may adjust the purchase price payable, and the number of shares of Series A Junior Preferred Stock or other securities or property issuable, upon exercise of the rights from time to time to prevent dilution:

(1) In the event of a stock dividend on, or a subdivision, combination or reclassification of, common stock or the Series A Junior Preferred Stock,

(2) If holders of the Series A Junior Preferred Stock are granted certain rights or warrants to subscribe for Series A Junior Preferred Stock or convertible securities at less than the current market price of the Series A Junior Preferred Stock, or

(3) Upon the distribution to holders of the Series A Junior Preferred Stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants, other than those referred to above.

With certain exceptions, Selective will not adjust the purchase price until cumulative adjustments amount to at least 1% of the purchase price. Selective will not issue fractional units and, instead, it will make an adjustment in cash based on the market price of the Series A Junior Preferred Stock on the last trading date prior to the date of exercise.

The rights are redeemable in whole, but not in part, at a price of $.01 per right by the Board at any time until the stock acquisition date on which a person or group has become the beneficial owner of 15% or more of the outstanding shares of Selective’s common stock. At any time after a person or group has become the beneficial owner of 15% or more of the outstanding shares of Selective’s common stock, and before that person or group has acquired 50% of the outstanding shares of the Company’s common stock, the Board may exchange each right, in whole or in part, held by stockholders, other than the beneficial owner of 15% or more of the outstanding shares of the Company’s common stock, for one share of Selective’s common stock or one two-hundredth of a share of Series A Junior Preferred Stock.

Immediately upon the action of the Board ordering redemption or exchange of the rights, the rights will terminate and thereafter the holders of rights will be entitled only to receive shares of common stock or the redemption price.

Until a right is exercised, the holder will have no rights as a stockholder of Selective beyond those as an existing stockholder. As long as the rights are attached to Selective’s common stock, the Company will issue a right with each new share of its common stock issued.

Selective’s stockholder rights plan has the effect of discouraging, delaying or preventing attempts to take over Selective.

Antitakeover Provisions

Under Selective’s certificate of incorporation, a merger, consolidation, sale of all or substantially all of the Company’s assets or other business combination involving an interested stockholder holding 10% or more of the voting power of its capital stock requires the affirmative vote of two-thirds of its outstanding voting stock unless the transaction has been approved by a majority of those members of the Board who are not affiliated with the interested stockholder or unless the interested stockholder offers a fair price and reasonably uniform terms to all other stockholders, as described in Selective’s certificate of incorporation. Selective’s certificate of incorporation also provides for a classified, or “staggered,” board of directors. The vote of two-thirds of the Company’s outstanding voting stock are required to amend or repeal these provisions.

The foregoing provisions have the effect of discouraging, delaying or preventing attempts to take over Selective.

Regulation of Insurance Company Takeovers

Selective owns, directly or indirectly, all of the shares of stock of its insurance company subsidiaries domiciled in Maine, New Jersey, New York, North Carolina and South Carolina. State insurance laws require prior approval by state insurance departments of any acquisition of control of an insurance company domiciled in the state or a company which controls an insurance company domiciled in the state. For this purpose, control generally includes ownership of 10% or more of the voting securities of, or the possession of proxies representing 10% or more, of an insurance company or insurance holding company, unless the state insurance commissioner determines otherwise. As such, any purchase of 10% or more of the common stock of Selective could require approval of the insurance departments in the states mentioned above.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities which may be offered by us from time to time. We will file prospectus supplements and may provide other offering materials that will describe the specific terms of offered debt securities. In addition, the applicable prospectus supplement will show a ratio of earnings to fixed charges in accordance with SEC rules.

We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities.

We may issue senior or subordinated debt securities (including senior subordinated and junior subordinated debt securities). Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets or the property or assets of our subsidiaries. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities and, in the case of senior debt securities in bearer form, any related interest coupons, will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities and, in the case of subordinated debt securities in bearer form, any related interest coupons, will be issued under our senior subordinated debt indenture or our junior subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior indebtedness,” as defined in the applicable subordinated debt indenture. None of the indentures limit our ability to incur additional unsecured indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities. When we refer to “subordinated debt securities” in this prospectus, we mean both the senior subordinated debt securities and the junior subordinated debt securities.

The particular terms of the offered debt securities and the extent to which the general provisions described below may apply to the offered debt securities will be described in the prospectus supplement or other offering materials.

The Senior Debt Indenture, Senior Subordinated Debt Indenture, and Junior Subordinated Debt Indenture

The senior debt securities and the subordinated debt securities are each governed by a document called an indenture — the senior debt indenture, in the case of the senior debt securities, and the senior subordinated debt indenture or the junior subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between Selective and U.S. Bank National Association, which acts as trustee. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the senior subordinated debt indenture and the junior subordinated debt indenture.

Reference to the indenture or the trustee with respect to any debt securities, means the indenture under which those debt securities are issued and the trustee under that indenture.

The trustee has two main roles:

1. The trustee can enforce the rights of holders against us if we default on our obligations under the terms of the indenture or the debt securities.

2. The trustee performs administrative duties for us, such as sending interest payments and notices to holders, and transferring a holder’s debt securities to a new buyer if a holder sells.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. A copy of each indenture is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” below for information on how to obtain a copy.

General

We may issue as many distinct series of debt securities under any of the indentures as we wish. The provisions of the senior debt indenture, the senior subordinated debt indenture and junior subordinated debt indenture allow us not only to issue debt securities with terms different from those previously issued under the applicable indenture, but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you. In addition, we may offer debt securities, together in the form of units with other debt securities, warrants, stock purchase contracts and preferred stock or common stock, as described below under “Description of Stock Purchase Contracts and Stock Purchase Units.”

This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences from the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. In this summary, we describe the meaning of only some of the more important terms. For your convenience, we also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement. The forms of senior debt indenture, the senior subordinated debt indenture and junior subordinated debt indenture are filed as exhibits to the registration statement of which this prospectus is a part, and are incorporated by reference. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. You should refer to the applicable indenture for the provisions that may be important to you.

This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered. In addition, we may also incorporate additional information concerning the debt securities by reference into registration statement of which this prospectus forms a part. See the section entitled “Where You Can Find More Information.”

We may issue the debt securities as original issue discount securities, which may be offered and sold at a substantial discount below their stated principal amount. (Section 3.01). The prospectus supplement relating to the original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and, if applicable, a pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which the series of debt securities will mature;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the rate or rates, which may be fixed or variable per annum, at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the circumstances, if any, in which principal, if any, or interest on such debt security may be deferred;

•	the place or places where the principal of, premium, if any, and interest on the debt securities is payable;

•	any optional redemption or repayment provisions;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	any mandatory or optional sinking funds or similar provisions or provisions for redemption at the option of the issuer;

•	if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock or other of our securities or the debt or equity securities of third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities or the debt or equity securities of third parties issuable upon conversion, exercise or exchange may be adjusted;

•	if other than denominations of $1,000 and any of its integral multiples, the denominations in which the series of debt securities will be issuable;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities;

•	if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to our election or that of a holder, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	if a trustee other than U.S. Bank National Association is named for the debt securities, the name of such trustee.

•	any index used to determine the amount of payment of principal or premium, if any, and interest on the series of debt securities;

•	the applicability of the provisions described under “— Defeasance” below;

•	any event of default under the series of debt securities if different from those described under “— Events of Default” below;

•	whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons, and any special provisions relating to bearer securities that are not addressed in this prospectus;

•	if the series of debt securities will be issuable only in the form of a global security, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities.

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how holders transfer ownership and where we make payments;

•	Holders’ rights in several Special Situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	Subordination Provisions in the senior subordinated debt indenture and the junior subordinated debt indenture that may prohibit us from making payment on those securities;

•	Our right to release ourselves from all or some of our obligations under the debt securities and the indenture by a process called Defeasance; and

•	Holders’ rights if we Default or experience other financial difficulties.

Additional Mechanics

Form, Exchange and Transfer

Unless we specify otherwise in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000. (Section 3.02).

Holders may have their debt securities broken into more debt securities of smaller denominations of not less than $1,000 or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 3.05). This is called an exchange.

Holders may exchange or transfer debt securities at the office of the trustee. They may also replace lost, stolen or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. (Section 3.05). The trustee’s agent may require an indemnity before replacing any debt securities.

Holders will not be required to pay a service charge to transfer or exchange debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 12.02).

If the debt securities are redeemable, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 3.05).

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and may be in either temporary or permanent form.

The related prospectus supplement will describe the specific terms of the depositary arrangement with respect to that series of debt securities. We anticipate that the following provisions will apply to all depositary arrangements.

Unless otherwise specified in an applicable prospectus supplement, global securities to be deposited with or on behalf of a depositary will be registered in the name of that depositary or its nominee. Upon the issuance of a global security, the depositary for that global security will credit the respective principal amounts of the debt securities represented by such global security to the participants that have accounts with that depositary or its nominee. Ownership of beneficial interests in those global securities will be limited to participants in the depositary or persons that may hold interests through these participants.

A participant’s ownership of beneficial interests in these global securities will be shown on the records maintained by the depositary or its nominee. The transfer of a participant’s beneficial interest will only be effected through these records. A person whose ownership of beneficial interests in these global securities is held through a participant will be shown on, and the transfer of that ownership interest within that participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Limits and laws of this nature may impair your ability to transfer beneficial interests in a global security.

Except as set forth below and in the indenture, owners of beneficial interests in the global security will not be entitled to receive debt securities of the series represented by that global security in definitive form and will not be considered to be the owners or holders of those debt securities under the global security. Because the depositary can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global security to pledge such interests to persons or entities that do not participate in the depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. No beneficial owner of an interest in the global security will be able to transfer that interest except in accordance with the depositary’s applicable procedures, in addition to those provided for under the applicable indenture and, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System, Clearstream International and/or any other relevant clearing system.

We will make payment of principal of, premium, if any, and any interest on global securities to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. None of us, the trustee, any paying agent or the securities registrar for those debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. (Sec. 3.09).

We expect that the depositary for a permanent global security, upon receipt of any payment in respect of a permanent global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We may at any time and in our sole discretion determine not to have any debt securities represented by one or more global securities. In such event, we will issue debt securities in definitive form in exchange for all of the global securities representing such debt securities. (Sec. 3.05).

If set forth in the applicable prospectus supplement, an owner of a beneficial interest in a global security may, on terms acceptable to us and the depositary, receive debt securities of that series in definitive form. In that event, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have those debt securities registered in its name.

Registered and Bearer Securities

Registered securities may be exchangeable for other debt securities of the same series, registered in the same name, for the same aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the office of the trustee. The holder will not pay a service charge for any such exchange or transfer except for any tax or governmental charge incidental thereto. (Sec. 3.05). We may also have the option of issuing debt securities in non-registered form, as bearer securities, if we issue the debt securities outside the United States to non-U.S. person and if permitted by applicable laws and regulations. In such case, the prospectus supplement will describe the terms upon which registered securities may be exchanged for bearer securities of the series. If any bearer securities are issued, any restrictions applicable to the offer, sale or delivery of bearer securities and the terms upon which bearer securities may be exchanged for registered securities of the same series will be described in the prospectus supplement. The applicable prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. Except as otherwise will be stated in the prospectus supplement, the record date will be the last day of the calendar month preceding an interest due date if such interest due date is the fifteenth day of the calendar month and will be the fifteenth day of the calendar month preceding an interest due date if such interest due date is the first day of the calendar month. (Section 3.08). Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the securities to pro-rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. That office is currently located at 100 Wall Street, Suite 1600, New York, NY 10005. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify the trustee of any changes in the paying agents for any particular series of debt securities. (Section 12.02).

Notices

We and the trustee will send notices regarding the debt securities only to holders, using their addresses as listed in the trustee’s records. (Section 1.06).

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders will be repaid to us. After that two-year period, holders may look to us for payment and not to the trustee or any other paying agent. (Section 6.05).

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another company or firm. However, when we merge out of existence or sell or lease substantially all of our assets, we may not take any of these actions unless all the following conditions are met:

•	the other entity may not be organized under a foreign country’s laws; that is, it must be organized under the laws of a state of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities;

•	after giving effect to the transaction, no event of default under the indenture, and no event that, after notice or lapse of time, or both, would become an event of default, will have occurred and be continuing unless the merger or other transactions would cure the default; and

•	we must have delivered certain certificates and opinions to the trustee.

If the conditions described above are satisfied with respect to any series of debt securities, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate, any transaction in which we sell less than substantially all of our assets and any merger or consolidation in which we are the surviving corporation. (Sec. 10.01). It is possible that this type of transaction may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. Holders of our debt securities, however, will have no approval right with respect to any transaction of this type.

Modification and Waiver of the Debt Securities

We may modify or amend the indenture without the consent of the holders of any of our outstanding debt securities for various enumerated purposes, including the naming, by a supplemental indenture, of a trustee other than U.S. Bank National Association, for a series of debt securities. We may modify or amend the indenture with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holder of each affected debt security:

•	modify the terms of payment of principal, premium or interest;

•	reduce the stated percentage of holders of debt securities necessary to modify or amend the indenture or waive our compliance with certain provisions of the indenture and certain defaults thereunder; or

•	modify the subordination provisions of the senior subordinated debt indenture or the junior subordinated debt indenture in a manner adverse to such holders.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the senior subordinated debt indenture and in the junior subordinated debt indenture may prohibit us from making payments on those securities. Senior subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the senior subordinated debt indenture or any supplement thereto to all of our senior indebtedness, as defined in the senior subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture. Junior subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the junior subordinated debt indenture or any supplement thereto, to all of our senior indebtedness, as defined in the junior subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture or any supplement thereto and under the senior subordinated debt indenture or any supplement thereto.

Unless otherwise indicated in the applicable prospectus supplement, the senior subordinated and junior subordinated indentures define the term “senior indebtedness” with respect to each respective series of senior subordinated and junior subordinated debt securities, unless the instrument creating such indebtedness or obligations provides that they are subordinated or are not superior in right of payment to such securities, to mean the principal, premium, if any, and interest and any other payment in respect of: all current and future senior and senior subordinated indebtedness and obligations for money borrowed evidenced by bonds, notes, debentures, bonds or similar obligations, obligations to policyholders of insurance or investment contracts, reimbursement obligations with respect to any letter of credit, banker’s acceptance or similar facility, lease obligations that are capitalized in accordance with generally accepted accounting principles, any deferred purchase price of property or services or assumption or guarantees by Selective, or amendments, modifications, renewals, extensions, deferrals and refundings, of any of the foregoing types of indebtedness. In the case of the junior subordinated indenture, unless otherwise indicated in the applicable prospectus supplement, senior indebtedness also includes all subordinated debt securities issued under the senior subordinated indenture. Unless otherwise indicated in the applicable prospectus supplement, notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (A) any obligation of Selective to any of its subsidiaries, (B) any liability for Federal, state, local or other taxes owed or owing by Selective or its subsidiaries, (C) any accounts payable or other liability to trade creditors (including guarantees thereof or instruments evidencing such liabilities), or (D) any obligations with respect to any capital stock of Selective.

Unless otherwise indicated in the applicable prospectus supplement, Selective may not pay principal of, premium, of any, or interest on any subordinated debt securities or defease, purchase, redeem or otherwise retire such securities if:

•	a default in the payment of any principal, or premium, if any, or interest on any senior indebtedness, occurs and is continuing or any other amount owing in respect of any senior indebtedness is not paid when due; or

•	any other default occurs with respect to any senior indebtedness and the maturity of such senior indebtedness is accelerated in accordance with its terms,

unless and until such default in payment or event of default has been cured or waived and any such acceleration is rescinded or such senior indebtedness has been paid in full in cash. Unless otherwise indicated in the applicable prospectus supplement, the foregoing limitations will also apply to payments in respect of the junior subordinated debt securities in the case of an event of default under the senior subordinated indebtedness.

If there is any payment or distribution of the assets of Selective to creditors upon a total or partial liquidation or a total or partial dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, holders of all present and future senior indebtedness (which will include interest accruing after, or which would accrue but for, the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding) are entitled to receive payment in full before any payment or distribution, whether in cash, securities or other property, in respect of the subordinated indebtedness. In addition, unless otherwise indicated in the applicable prospectus supplement, in any such event, payments or distributions which would otherwise be made on subordinated or junior subordinated debt securities will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior indebtedness is paid in full.

After payment in full of all present and future senior indebtedness, holders of subordinated debt securities will be subrogated to the rights of any holders of senior indebtedness to receive any further payments or distributions that are applicable to the senior indebtedness until all the subordinated debt securities are paid in full. The senior subordinated and junior subordinated indentures provide that the foregoing subordination provisions may not be changed in a manner which would be adverse to the holders of senior indebtedness without the consent of the holders of such senior indebtedness.

The prospectus supplement delivered in connection with the offering of a series of subordinated or junior subordinated debt securities will set forth a more detailed description of the subordination provisions applicable to any such debt securities.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Defeasance

The indenture permits us to be discharged from our obligations under the indenture and the debt securities if we comply with the following procedures. This discharge from our obligations is referred to in this prospectus as defeasance. (Sec. 6.02).

Unless the applicable prospectus supplement states otherwise, if we deposit with the trustee sufficient cash and/or U.S. government securities to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity of that series of debt securities, then from and after the ninety-first day following such deposit:

•	we will be deemed to have paid and discharged the entire indebtedness on the debt securities of that series, and

•	our obligations under the indenture with respect to the debt securities of that series will cease to be in effect.

Following defeasance, holders of the applicable debt securities would be able to look only to the defeasance trust for payment of principal and premium, if any, and interest, if any, on their debt securities.

Defeasance may be treated as a taxable exchange of the related debt securities for obligations of the trust or a direct interest in the money or U.S. government securities held in the trust. In that case, holders of debt securities would recognize gain or loss as if the trust obligations or the money or U.S. government securities held in the trust, as the case may be, had actually been received by the holders in exchange for their debt securities. Holders thereafter might be required to include as income a different amount of income than in the absence of defeasance. We urge prospective investors to consult their own tax advisors as to the specific tax consequences of defeasance.

Events of Default

The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities. You should review these provisions carefully in order to understand what constitutes an event of default under the indenture.

Unless stated otherwise in the prospectus supplement, an event of default with respect to any series of debt securities under the indenture will be:

•	default in the payment of the principal of, or premium, if any, on any debt security of such series at its maturity;

•	default in making a sinking fund payment, if any, on any debt security of such series when due and payable;

•	default for 30 days in the payment of any installment of interest on any debt security of such series;

•	default for 90 days after written notice in the observance or performance of any other covenant in the indenture;

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for us or our property; or

•	any other event of default provided in or pursuant to the applicable resolution of our Board of Directors or supplemental indenture under which such series of debt securities is issued. (Sec. 7.01).

Within 90 days after a default, the trustee must give to the holders of any series of debt securities notice of all uncured and unwaived defaults known to it. Where a default occurs due to a failure to observe specified covenants, no notice will be given until at least 30 days after the occurrence of such default. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series, except in the payment of principal, premium or interest or in the payment of any sinking fund installment or analogous obligation, if it considers such withholding of notice in the interest of such holders. (Sec. 8.02).

If an event of default with respect to any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series may declare the principal of all the debt securities of such series to be due and payable immediately. (Sec. 7.02).

The indenture contains a provision entitling the trustee to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of any such holders. (Sec. 8.03). The indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, with respect to the debt securities of such series. (Sec. 7.12). The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions precedent, including notice and indemnity to the trustee. However, the holder has an absolute right to the receipt of principal of, premium, if any, and interest, if any, on the debt securities of any series on the respective stated maturities, as defined in the indenture, and to institute suit for the enforcement of these rights. (Sec. 7.07 and Sec. 7.08).

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series, waive any past defaults. Each holder of a debt security affected by a default must consent to a waiver of:

•	a default in payment of the principal of or premium, if any, or interest, if any, on any debt security of such series;

•	a default in the payment of any sinking fund installment or analogous obligation with respect to the debt securities of such series; and

•	a default in respect of a covenant or provision of the indenture that cannot be amended or modified without the consent of the holder of each outstanding debt security affected. (Sec. 7.13).

We will furnish to the trustee annual statements as to the fulfillment of our obligations under the indenture. (Sec. 9.04 and Sec. 12.05).

Our Relationship with the Trustee

Affiliates of U.S. Bank National Association, the current trustee under the indentures, may provide banking and corporate trust services to us and extend credit to us and any of our subsidiaries. The trustee may act as a depository of our funds and hold our common shares for the benefit of its customers, including customers over whose accounts the trustee has discretionary authority. If a bank or trust company other than U.S. Bank National Association is to act as trustee for a series of senior, senior subordinated or junior subordinated debt securities, the applicable prospectus supplement will provide information concerning that other trustee.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement or other offering materials and may be attached to or separate from any of the offered securities. Each warrant will entitle the holder to purchase the number of shares of common stock or preferred stock or principal amount of debt securities, as the case may be, at the exercise price and in the manner specified in the prospectus supplement or other offering materials relating to those warrants. Warrants will be issued under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. If we offer warrants, we will file the warrant agreement relating to the offered warrants as an exhibit to, or incorporate it by reference in, the registration statement of which this prospectus is a part. The prospectus supplement or other offering materials relating to a particular issue of warrants will describe the terms of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and beneficial interests in debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase common stock under the stock purchase contracts, which we refer to in this prospectus as stock purchase units. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement or other offering materials will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Robyn P. Turner, Corporate Counsel of Selective, will provide opinions regarding the authorization and validity of the common stock and preferred stock, and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will provide opinions regarding the validity of the debt securities, warrants, stock purchase contracts, and stock purchase units.

EXPERTS

The consolidated balance sheets of Selective as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, the related financial statement schedules, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included in our Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated by reference herein, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their reports appearing therein. These consolidated financial statements, the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting referred to above are included in reliance upon such reports of KPMG LLP, which are incorporated by reference herein, given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Selective files its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other required information with the SEC. The public may read and copy any materials on file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including Selective, that file electronically with the SEC.

The SEC allows Selective to “incorporate by reference” the information it files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that Selective files later with the SEC will automatically update and supersede this information. Selective incorporates by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

1. Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2005;

2. Selective’s definitive Proxy Statement dated March 28, 2006, filed in connection with the Company’s April 26, 2006 Annual Meeting of Stockholders;

3. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

4. Current Reports on Form 8-K, filed February 3, 2006, February 6, 2006, February 15, 2006, April 28, 2006 and August 16, 2006.

5. The descriptions of the common stock and preferred share purchase rights associated with the common stock set forth in our registration statements filed pursuant to Section 12 of Exchange Act, and any amendment or report filed for the purpose of updated those descriptions.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering of securities by this prospectus shall also be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, except for information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

You may request a copy of these filings, at no cost, by calling or writing to:

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
Attention: Michael H. Lanza, Senior Vice President,
General Counsel and Corporate Secretary
(973) 948-3000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$	*
Accounting Fees and Expenses		$65,000
Legal Fees and Expenses		$100,000
Printing expenses		$20,000
Transfer Agent, Registrar and Trustee Fees		$17,000
Rating Agency Fees		$200,000
Miscellaneous expenses		$46,000

Total		$448,000

*	To be deferred under Rule 456(b) and calculated in connection with the offering of securities under this registration statement under Rule 457(r).

Item 15.	Indemnification of Directors and Officers.

Selective is organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act, as amended (the “Act”), provides that a New Jersey corporation has the power generally to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving such person by reason of his or her being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of directors, officers, employees and other agents against expenses is permitted if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court, or the court in which such proceeding was brought, shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. Expenses incurred by a director, officer, employee or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation in advance of the final disposition of the proceeding as authorized by the Board. The power to indemnify and advance expenses under the Act does not exclude other rights to which a director, officer, employee or other agent of the corporation may be entitled to under the certificate of incorporation, by-laws, agreement, vote of stockholders, or otherwise; provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his or her acts or omissions were in breach of his or her duty of loyalty to the corporation or its shareholders, were not in good faith or involved a violation of the law, or resulted in the receipt by such person of an improper personal benefit.

Under the Act, a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of his or her being or having been a corporate agent, whether or not the corporation has the power to indemnify him or her against such expenses and liabilities under the Act. All of the foregoing powers of indemnification granted to a New Jersey corporation may be exercised by such corporation notwithstanding the absence of any provision in its certificate of incorporation or by-laws authorizing the exercise of such powers. A New Jersey corporation, however, may provide, with certain limitations, in its certificate of incorporation that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of a duty owed to the corporation or its shareholders.

Reference is made to Sections 14A:3-5 and 14A:2-7(3) of the Act in connection with the above summary of indemnification, insurance and limitation of liability.

Section (a) of Article Ninth of Selective’s restated certificate of incorporation, as amended, and Section 14 of our By-Laws provide generally that a director shall not be personally liable to the Company or its stockholders for damages from breach of any duty owed to the Company or its stockholders, except to the extent such personal liability may not be eliminated or limited under the Act. Such provisions further provide generally that an officer of the Company shall not be personally liable to Selective or its stockholders for damages or breach of any duty owed to the Company or its stockholders, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the Act.

Section (b) of Article Ninth of Selective’s restated certificate of incorporation, as amended, and Section 14A of Selective’s By-Laws provide generally that each person who was or is made a party to or involved in a pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit or proceeding of the Company or any constituent corporation absorbed by it in a consolidation or merger, or by reason of his or her having been a director, officer, trustee, employee or agent of another entity serving as such at the Company’s request, shall be indemnified and held harmless by Selective to the fullest extent permitted by the Act, as amended (but, in the case of any amendments, only to the extent such amendment permits Selective to provide broader indemnification rights than the Act permitted prior to such amendment), from and against any and all reasonable costs, disbursements and attorney’s fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of such person’s heirs, executors, administrators and assigns; provided, however, that, except as provided above, Selective shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was specifically authorized by the Board. Such provisions of Selective’s certificate of incorporation and By-Laws provide, under certain circumstances, for a right to be paid by the Company the expenses incurred in any proceeding in advance of the final disposition of such proceeding as authorized by the Board. Further, Selective is authorized to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company’s against any expenses incurred and any liabilities asserted against him/her in any proceeding by reason of such person having been a director, officer, employee or agent, whether or not the Company would have the power to indemnify such person.

Selective’s directors and officers are insured by policies purchased by it against liability and expenses incurred in their capacity as directors or officers.

Item 16.	List of Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in amount and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Branchville, State of New Jersey, on the 18th day of September, 2006.

SELECTIVE INSURANCE GROUP, INC.

By:	/s/ Gregory E. Murphy
Name: Gregory E. Murphy

Title:	Chairman, President and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ Gregory E. Murphy Gregory E. Murphy	Chairman, President and Chief Executive Officer (Principal executive officer)	September 18, 2006

/s/ Dale A. Thatcher Dale A. Thatcher	Executive Vice President, Chief Financial Officer & Treasurer (Principal financial officer and principal accounting officer)	September 18, 2006

* Paul D. Bauer	Director	September 18, 2006

* W. Marston Becker	Director	September 18, 2006

* A. David Brown	Director	September 18, 2006

* John C. Burville	Director	September 18, 2006

* William M. Kearns, Jr.	Director	September 18, 2006

* Joan M. Lamm-Tennant	Director	September 18, 2006

* S. Griffin McClellan III	Director	September 18, 2006

* Ronald L. O’Kelley	Director	September 18, 2006

Signature	Title	Date

* John F. Rockart	Director	September 18, 2006

* William M. Rue	Director	September 18, 2006

* J. Brian Thebault	Director	September 18, 2006

Michael H. Lanza hereby signs this registration statement on Form S-3 on behalf of each of the indicated persons for whom he is attorney-in-fact on September 18, 2006 pursuant to a power of attorney filed herewith.

*By:	/s/ Michael H. Lanza
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number

1.1	Form of Underwriting Agreement.*
3.1	Restated Certificate of Incorporation of Selective Insurance Group, Inc., dated August 4, 1977, as amended (incorporated by reference herein to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997, File No. 0-8641).
3.2	By-Laws of Selective Insurance Group, Inc., adopted on August 26, 1977, as amended (incorporated by reference herein to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed February 3, 2006, File No. 0-8641.
4.1	Form of Indenture for Senior Debt Securities.
4.2	Form of Indenture for Senior Subordinated Debt Securities.
4.3	Form of Indenture for Junior Subordinated Debt Securities.
4.4	Form of Warrant Agreement (including form of warrant certificate).*
4.5	Form of Stock Purchase Contract (including form of Stock Purchase Contract Certificate).*
4.6	Form of Stock Purchase Unit Agreement (including form of Stock Purchase Unit Certificate).*
4.7	Amended and Restated Rights Agreement, dated February 2, 1999, between Selective Insurance Group, Inc., and First Chicago Trust (incorporated by reference herein to the Company’s Current Report on Form 8-K filed February 2, 1999, File No. 0-8641).
4.8	Form of Preferred Stock Certificate.*
4.9	Form of Senior Debt Security.*
4.10	Form of Senior Subordinated Debt Security.*
4.11	Form of Junior Subordinated Debt Security.*
5.1	Opinion of Robyn P. Turner, Esq.
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
12	Statement re Computation of Ratios.
23.1	Consent of Independent Auditors.
23.2	Consent of Robyn P. Turner, Esq. (included in Exhibit 5.1).
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).
24.1	Power of Attorney of Paul D. Bauer.
24.2	Power of Attorney of W. Marston Becker.
24.3	Power of Attorney of A. David Brown.
24.4	Power of Attorney of John C. Burville.
24.5	Power of Attorney of William M. Kearns, Jr.
24.6	Power of Attorney of Joan M. Lamm-Tennant.
24.7	Power of Attorney of S. Griffin McClellan III.
24.8	Power of Attorney of Ronald L. O’Kelley.
24.9	Power of Attorney of John F. Rockart.
24.10	Power of Attorney of William M. Rue.
24.11	Power of Attorney of J. Brian Thebault.
25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee under the Senior Debt Indenture, the Senior Subordinated Debt Indenture, and the Junior Subordinated Debt Indenture.

*	To be filed by amendment to the Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Securities Exchange Act of 1934, as amended.